Exhibit 99.1

Date: November 19, 2024	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

GARRICK J. ROCHOW ELECTED TO THE HUBBELL INCORPORATED

BOARD OF DIRECTORS

SHELTON, CT. (November 19, 2024) – The Board of Directors of Hubbell Incorporated (NYSE: HUBB) announces the election of Garrick J. Rochow as a Director of the company effective November 19, 2024. This addition to the Hubbell Board brings the total number of Directors to ten, of which nine are independent.

Hubbell’s Chairman, President and CEO, Gerben Bakker said, “On behalf of the Board of Directors, I am pleased to welcome Garrick to Hubbell. His leadership and deep understanding of the utility industry make him a great addition to Hubbell’s Board. As Hubbell continues to support our customers with critical infrastructure solutions enabling grid modernization and electrification, I am confident that Garrick’s experience and insights in these areas will serve the Board well.”

Mr. Rochow is the President, Chief Executive Officer and a Director of CMS Energy Corporation (“CMS”) and Consumers Energy Company (“Consumers”), a subsidiary of CMS. CMS is an energy company operating primarily in Michigan and the parent holding company of several subsidiaries, including Consumers, an electric and gas utility, and NorthStar Clean Energy, primarily a domestic independent power producer and marketer. Prior to becoming CEO of CMS, Mr. Rochow held positions of increasing responsibility at CMS over his twenty (20) plus year career there, including as the executive vice president of operations, senior vice president of distribution and customer operations, vice president of customer experience, rates and regulation and quality and chief customer officer after serving as vice president of energy delivery. He has been a Director of CMS Energy and Consumers Energy since December 2020. Mr. Rochow graduated from Michigan Technological University with a bachelor’s degree in environmental engineering and earned a master’s degree in business administration from Western Michigan University. Mr. Rochow also serves on the boards of various other civic and business organizations.

About Hubbell Incorporated

Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure safely, reliably and efficiently. With 2023 revenues of $5.4 billion, Hubbell solutions electrify economies and energize communities. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000